TearLab Corporation Reports First Quarter 2018 Financial Results

SAN DIEGO, May 10, 2018 — TearLab Corporation (OTCQB:TEAR) (“TearLab” or the “Company”) today reported its consolidated financial results for the first quarter ended March 31, 2018. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles except where noted otherwise.

First Quarter and Recent Highlights

-	First quarter revenue of $6.4 million
-	Income from operations of $0.2 million, compared to operating loss of $3.4 million in first quarter 2017
-	Expanded the U.S. active device base to 4,713 TearLab Osmolarity Systems
-	Received feedback from the U.S. Food and Drug Administration (FDA) on the 510(k) submission for Tearlab Discovery™ Platform; plans to submit response in Q3
-	Launched the TearLab Osmolarity System at the 2018 Simpósio Internacional Moacyr Álvaro (SIMASP) Annual Meeting in Brazil in collaboration with Brazilian commercial partner, Adapt Produtos Oftalmológicos
-	Amended loan agreement with CRG to defer the cash interest payments for each quarter in fiscal year 2018 and reduce the minimum liquidity requirement from $5.0 million to $3.0 million.
-	Entered into Restated License Agreement with UCSD to reduce royalty from 5.5% to 3%, retroactive to July 1, 2017
-	Cash position of $7.4 million as of March 31, 2018

For the three months ended March 31, 2018, TearLab’s net revenues were $6.4 million, a decrease of 3.8% from $6.7 million for the same period in 2017. A net total of 155 TearLab Osmolarity® Systems were added in the first quarter of 2018, of which 51 were under the Company’s Flex program and 42 were purchased outside of the United States.

The following table sets out the estimated annualized revenue per U.S. device and account analysis for the first quarter ended March 31, 2018:

			Annualized	Annualized
	Active	Active	Revenue	Revenue
Program	Devices	Accounts	Per Device	Per Account
Purchased	969	841	$2,461	$2,836
Masters	1,714	211	$3,105	$25,220
Flex	2,030	747	$7,528	$20,457
Total	4,713	1,799

The Company’s reported net loss for the first quarter was approximately $0.9 million, or ($0.09) per share which included a pre-tax reduction of approximately $0.5 million in cost of goods sold related to the Restated License Agreement with UCSD. This compared to a reported net loss of approximately $4.4 million, or ($0.82) per share in the first quarter of 2017.

“2018 is an important year for TearLab, as we work to achieve FDA clearance for the TearLab Discovery™ System in the U.S. and execute against our new business model,” said Seph Jensen, TearLab’s Chief Executive Officer. “In the first quarter of 2018, we grew our customer base while significantly reducing operating expenses, which demonstrates the health of our core business. In addition, we launched our Osmolarity System in Brazil, Latin America’s largest dry eye market, at the 2018 SIMASP Annual Meeting with the support of our commercial partner in Brazil, Adapt. Overall it was a very positive quarter and we believe our results demonstrate the growing awareness and importance of advanced diagnostics for ocular surface disease.”

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. TearLab Corporation’s common shares trade on the OTCQB Market under the symbol ‘TEAR’.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, the ability to achieve FDA clearance and the potential success in developing and commercializing the TearLab Discovery™ System and the TearLab Osmolarity System, the success in Brazil of commercializing the TearLab Osmolarity System, the future success of our new commercial model including the ability to lower costs, maintain our current customers and revenue levels and provide the needed resources to complete the development and generate meaningful clinical data of the TearLab Discovery™ System , the ability for the capital we raised to allow us to meet our business objectives and comply with our debt covenants and the ability to raise any future capital that may be needed to achieve our goals and objectives. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. Many factors, risks and uncertainties may cause our actual results to differ materially from forward-looking statements, including the factors, risks, and uncertainties detailed in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 5, 2018, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which we expect to file with SEC on or about May 11, 2018. We do not undertake to update any forward-looking statements except as required by law.

CONTACT: Investor Contact:
The Ruth Group
Lee Roth
Tel: 646-536-7012
lroth@theruthgroup.com

TearLab Corp.

Condensed Consolidated Statements of Operations

(Expressed in U.S. Dollars (000’s) except for number of shares and net loss per share)

(Unaudited)

	Three months ended March 31,
	2018	2017
Revenue
Product sales	$5,775	$5,987
Reader equipment rentals	671	714
Total revenue	6,446	6,701
Cost of goods sold
Cost of goods sold (excluding amortization of intangible assets)	1,836	2,542
Cost of goods sold - reader equipment depreciation	288	466
Gross profit	4,322	3,693
Operating expenses
Sales and marketing	1,020	3,332
Clinical, regulatory and research & development	1,041	1,564
General and administrative	2,044	2,187
Total operating expenses	4,105	7,083
Gain (loss) from operations	217	(3,390)
Other income (expense)	(1,100)	(1,031)
Net loss and comprehensive loss	$(883)	$(4,421)
Weighted average shares outstanding - basic and dilutive	9,526,122	5,367,311
Net loss per share – basic and dilutive	$(0.09)	$(0.82)

TearLab Corp.

Consolidated Balance Sheets

(Expressed in U.S. Dollars (000’s)

(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets
Cash	$7,431	$7,272
Accounts receivable, net	1,452	1,536
Inventory	1,683	1,998
Prepaid expenses and other current assets	629	690
Total current assets	11,195	11,496

Fixed assets, net	2,460	2,739
Intangible assets, net	7	10
Other non-current assets	50	100
Total assets	$13,712	$14,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,073	$1,720
Accrued liabilities	2,649	2,859
Deferred Rent	34	42
Current portion of long-term debt	3,630	-
Total current liabilities	7,386	4,621

Long-term debt, net of current portion	25,770	28,290

Total liabilities	33,156	32,911

Stockholders’ equity (deficit)
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized, 934 and 2,012 and issued and outstanding at March 31, 2018 and December 31, 2017, respectively	-	-
Common stock, $0.001 par value, 40,000,000 authorized, 10,438,998 and 7,986,998 issued and outstanding at March 31, 2018 and December 31, 2018, respectively	10	8
Additional paid-in capital	510,238	510,235
Accumulated deficit	(529,692)	(528,809)
Total stockholders’ equity (deficit)	(19,444)	(18,566)
Total liabilities and stockholders’ equity	$13,712	$14,345